UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

AquaVenture Holdings Limited

(Name of Issuer)

Ordinary Shares, no par value

(Title of Class of Securities)

G0443N107

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element Partners II, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,696,669

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 6,696,669

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,696,669

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 25.3% (1)

12.	Type of Reporting Person PN

(1)                 The percent of class was calculated based on 26,453,039 shares of common stock issued and outstanding as of November 7, 2017, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2017.

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element Partners II Intrafund, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 101,975

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 101,975

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 101,975

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 0.4% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element Partners II G.P., L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,798,644

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 6,798,644

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,798,644

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 25.7% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element II G.P., LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 6,798,644

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 6,798,644

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 6,798,644

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 25.7% (1)

12.	Type of Reporting Person OO

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons DFJ Element, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,566,686

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 2,566,686

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,566,686

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 9.7% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons DFJ Element Intrafund, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 69,515

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 69,515

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 69,515

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 0.3% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons DFJ Element Partners, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,636,201

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 2,636,201

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,636,201

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 10.0% (1)

12.	Type of Reporting Person OO

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element Venture Partners, LP

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 2,770,174

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 2,770,174

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,770,174

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 10.5% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element Partners II-A, L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 133,973

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 133,973

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 133,973

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 0.5% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element Partners II-A, GP LP

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 133,973

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 133,973

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 133,973

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 0.5% (1)

12.	Type of Reporting Person PN

CUSIP No. G0443N107		SCHEDULE 13G

1.	Names of Reporting Persons Element II-A GP, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 133,973

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 133,973

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 133,973

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row 9 0.5% (1)

12.	Type of Reporting Person OO

CUSIP No. G0443N107	SCHEDULE 13G

Item 1.		Issuer

	(a)	Name of Issuer:

AquaVenture Holdings Limited (the “Issuer”)

	(b)	Address of Issuer’s Principal Executive Offices:

c/o Conyers Corporate Services (B.V.I.) Limited
Commerce House, Wickhams Cay 1
P.O. Box 3140 Road Town
British Virgin Island VG11110

Item 2.		Filing Person

	(a) – (c)	Name of Persons Filing; Address; Citizenship:

(i)                         Element Partners II, L.P. (“EP II LP”);

(ii)                      Element Partners II Intrafund, L.P. (“EP II Intrafund”);

(iii)                   Element Partners II G.P., L.P. (“EP II GP”), which is the sole general partner of EP II LP and EP II Intrafund;

(iv)                  Element II G.P., LLC (“Element II LLC”), which is the sole general partner of EP II GP;

(v)                     DFJ Element, L.P. (“DFJ LP”);

(vi)                  DFJ Element Intrafund, L.P. (“DFJ Intrafund”);

(vii)               DFJ Element Partners, LLC (“DFJ LLC”), which is the sole general partner of DFJ LP and DFJ Intrafund;

(viii)            Element Partners II-A, L.P. (“EP II-A LP”);

(ix)                  Element Partners II-A, GP LP (“EP II-A GP”), which is the sole general partner of EP II-A LP;

(x)                     Element Venture Partners, LP (“EVP LP”), which is the sole general partner of DFJ LLC and general partner of EP II-A GP;

(xi)                  Element II-A GP, LLC (“Element II-A LLC,” and collectively with EP II LP, EP II Intrafund, EP II GP, Element II LLC, DFJ LP. DFJ Intrafund, DFJ LLC, EP IIA- LP, EP II-A GP and EVP LP, the “Reporting Persons”), which is a general partner of EP II-A GP.

The address of the principal business office of each of the Reporting Persons is Element Partners, Three Radnor Corp. Ctr., Suite 410, 100 Matsonford Road, Radnor, PA 19087.

EP II LP, EP II Intrafund, EP II GP, DFJ LP, DFJ Intrafund, EP II-A LP, EP II-A GP and EVP LP are Delaware limited partnerships.  Element II LLC, DFJ LLC and Element II-A LLC are Delaware limited liability companies.

	(d)	Title of Class of Securities:

Ordinary Shares, no par value

	(e)	CUSIP Number:

G0443N107

Item 3.	If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not Applicable.

Item 4.	Ownership.

	(a) and (b)	Amount beneficially owned:

CUSIP No. G0443N107	SCHEDULE 13G

(i)                EP II LP directly owns 6,696,669 Ordinary Shares, which represents approximately 25.3% of the outstanding Ordinary Shares.

(ii)             EP II Intrafund directly owns 101,975 Ordinary Shares, which represents approximately 0.4% of the outstanding Ordinary Shares.

(iii)          EP II GP is the general partner of EP II LP and EP II Intrafund and may be deemed to beneficially own the Ordinary Shares held by EP II LP and EP II Intrafund.

(iv)         Element II LLC is the general partner of EP II GP and may be deemed to beneficially own the Ordinary Shares held by EP II LP and EP II Intrafund.

(v)            DFJ LP directly owns 2,566,686 Ordinary Shares, which represents approximately 9.7% of the outstanding Ordinary Shares.

(vi)         DFJ Intrafund directly owns 69,515 Ordinary Shares, which represents approximately 0.3% of the outstanding Ordinary Shares.

(vii)      DFJ LLC is the sole general partner of DFJ LP and DFJ Intrafund and may be deemed to beneficially own the Ordinary Shares held by DFJ LP and DFJ Intrafund.

(viii)   EVP LP is the sole general partner of DFJ LLC and a general partner of EP II-A GP and may be deemed to beneficially own the Ordinary Shares held by DFJ LP, DFJ Intrafund and EP II-A LP.

(ix)         EP II-A LP directly owns 133,973 Ordinary Shares, which represents approximately 0.5% of the outstanding Ordinary Shares.

(x)            EP II-A GP is the sole general partner of EP II-A LP and may be deemed to beneficially own the Ordinary Shares held by EP II-A LP.

(xi)         Element II-A LLC is a general partner of EP II-A GP and may be deemed to beneficially own the Ordinary Shares held by EP II-A LP.

(c)	Number of shares as to which such person has:

	Number of Shares of Common Stock
Reporting Person	(i)	(ii)	(iii)	(iv)
EP II LP	6,696,669	0	6,696,669	0
EP II Intrafund	101,975	0	101,975	0
EP II GP	6,798,644	0	6,798,644	0
Element II LLC	6,798,644	0	6,798,644	0
DFJ LP	2,566,686	0	2,566,686	0
DFJ Intrafund	69,515	0	69,515	0
DFJ LLC	2,636,201	0	2,636,201	0
EVP LP	2,770,174	0	2,770,174	0
EP II-A LP	133,973	0	133,973	0
EP II-A GP	133,973	0	133,973	0
Element II-A LLC	133,973	0	133,973	0

(i)                                     Sole power to vote or direct the vote

CUSIP No. G0443N107	SCHEDULE 13G

(ii)                                  Shared power to vote or to direct the vote

(iii)                               Sole power to dispose or to direct the disposition of

(iv)                              Shared power to dispose or to direct the disposition of

The percent of class was calculated based on 26,453,039 shares of common stock issued and outstanding as of November 7, 2017, as disclosed in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2017.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

CUSIP No. G0443N107	SCHEDULE 13G

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2018

ELEMENT PARTNERS II, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

ELEMENT PARTNERS II INTRAFUND, L.P.

By:	Element Partners II G.P., L.P.
Its:	General Partner

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

ELEMENT PARTNERS II G.P., L.P.

By:	Element II G.P., LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

ELEMENT PARTNERS II G.P., LLC

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

CUSIP No. G0443N107	SCHEDULE 13G

DFJ ELEMENT, L.P.

By:	DFJ Element Partners, LLC
Its:	General Partner

By:	Element Venture Partners, LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

DFJ ELEMENT INTRAFUND, L.P.

By:	DFJ Element Partners, LLC
Its:	General Partner

By:	Element Venture Partners, LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

DFJ ELEMENT PARTNERS, LLC

By:	Element Venture Partners, LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

ELEMENT VENTURE PARTNERS, LP

By:	EVP GP LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

CUSIP No. G0443N107	SCHEDULE 13G

ELEMENT PARTNERS II-A, L.P.

By:	Element II-A, GP LP
Its:	General Partner

By:	Element Venture Partners, LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

ELEMENT PARTNERS II-A, GP LP

By:	Element II-A GP, LLC
Its:	General Partner

By:	Element Venture Partners, LLC
Its:	General Partner

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member

ELEMENT II-A GP, LLC

By:	/s/ David Lincoln
Name: David Lincoln
Title: Managing Member